Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Jersey Central Power & Light Company of our report dated February 18, 2026, except for the effects of the change in the composition of reportable segments discussed in Note 15 to the financial statements, as to which the date is June 25, 2026 relating to the financial statements of Jersey Central Power & Light Company, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts”, in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Cleveland, Ohio

June 25, 2026